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                                                                    EXHIBIT 10.4

CITIZENS & NORTHERN BANK
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                            2001 Incentive Award Plan

PART I:  PLAN ADMINISTRATION


SECTION 1: PURPOSE OF THE PLAN

     The purpose of the Incentive Award Plan ("the plan") is to provide incentives and awards to those employees who attain and sustain consistently high levels of performance that exceed expectations and that contribute to the success, profitability, and return to the shareholders of the Citizens & Northern Bank. The plan is designed to support organizational objectives and financial goals as defined by the long- and short-range strategic and financial plans.

SECTION 2: GENERAL DESCRIPTION

     Compensation awards are based on individual contributions to performance as measured by: selected financial ratios, operating results, and/or qualitative evaluations. These measures are constructed to recognize the influence of both external and internal factors on performance, by establishing the relationship of performance to benchmark measures. The benchmark measures are external peer groups, internal planning data, operating performance data, and/or objectives agreed upon by a plan participant.

     The plan protects shareholders' interests by requiring a minimum return on earnings before any performance incentive award can be made-the "performance threshold." At the same time, the plan specifies annual goals and provides a performance review and measurement system. The plan has been designed to permit future inclusion of other individuals and groups.

     The calculation of share of profits to be distributed to the Plan participants, and the incentive formulas, are constructed to provide awards consistent with the increase in profits or the continuation of exceptional earnings performance. The incentive formulas ensure a level of incentive award that is competitive with comparable positions and levels of performance in other financial institutions, to enable Citizens & Northern Bank to attract, retain, and motivate high-quality personnel and support continued growth and profitability. The share of profits payable as bonus awards is described in Part II of the plan.

     The plan is established to augment regular salary and benefits programs already in existence. The incentive plan is not meant to be a substitute for salary increases but supplemental to salary and as stated earlier, a reward for "exceptional" performance.

     The plan has been developed to recognize that the amount of incentive bonus award attainable by key executives should vary depending upon the executive's position with the company and the competitive levels of incentive bonus for those positions within the banking and financial
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     service industry. Thus threshold, target and maximum Incentive
     Opportunities are established for each position

SECTION 3: ADMINISTRATION OF THE PLAN

Throughout this plan, reference to the actions and authority of the Salary Committee of the Board of Directors ("the committee") also presumes that the committee will recommend, and the board of directors will approve or disapprove, final disposition of all matters pertaining to administration of the plan. The committee, with board approval, has the responsibility to interpret, administer, and amend the plan as necessary. The recommendations of the committee as approved by the board, affecting the construction, interpretation, and administration of the plan shall be final and binding on all parties, including the bank and its employees.

     At or before the beginning of each plan year, the committee will review and may revise the operating rules. Performance targets [Incentive Bonus Plan Performance Matrix] and the Incentive Opportunity payout awarded for attaining those targets may be changed in order to emphasize specific goals and objectives of the plan. However, it is expected that the plan will require modification only when significant changes in organization, goals, personnel, or performance occur. The chief executive officer may recommend to the committee proposed changes to the operating rules.

     The incentive bonus paid to each participant may be determined using up to three separate criteria percentages: corporate performance percentage, unit/department/branch performance percentage and the individual performance percentage. The incentive bonus paid to any participant shall be calculated by multiplying the Incentive Opportunity amount by the sum of the corporate performance percentage, the adjusted unit/department/branch performance percentage and the adjusted individual percentage. Each participant's unit/department/branch performance and individual performance percentages shall be adjusted by the participant's supervisors. The chief executive officer's individual performance shall be evaluated by the compensation committee and executive committee chairs to adjust the individual performance percentage.

     An individual or individuals designated by the chief executive officer will perform the computation of incentive awards. Maintenance of participant payment records shall be the responsibility of the Human Resource Director.

     Finally, the committee, with board approval, may exclude extraordinary occurrences, which could affect the performance awards, either positively or negatively, but are of their nature outside the significant influence of plan participants. The characteristics of such extraordinary occurrences are generally that they involve the board of directors in:

     o        The original decision to take some action.

     o        Advance of the occurrence.

     o Issues most often related to a restructuring of assets, or unusual expense or income realization.
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     Extraordinary occurrences may be excluded when calculating performance results to ensure that the best interests of the organization are protected and are not brought into conflict with the best interest of plan participants. When and if extraordinary occurrences are excluded from the calculation of individual performance measures, they should also be excluded in calculating the bonus.

SECTION 4: PLAN PARTICIPANTS

     Those employees recommended by executive management who, in management's judgment, are responsible for directing and performing functions which have significant bearing on the profitability and operational performance of the bank shall be eligible for participation in the plan.

     At or before the beginning of each plan year, the committee shall review the recommendations of management on the selection of those employees eligible for participation in the plan for that year. Management shall recommend a threshold, target and maximum Incentive Opportunity percentage of base salary for each participant. Participants shall be notified of their eligibility as soon as selection is completed and the board of directors has adopted the plan. The committee shall review and recommend the inclusion participants to the full board for their approval.

     Participants may be added during the plan year at the discretion of management and the committee, and their incentive award should be prorated as established in this plan.


Section 5: Payment of Individual Incentive Compensation Awards

     Within 60 days following the end of the plan year, or as soon as financial and operating results are known, participants will receive their incentive payment as determined by the Incentive Bonus Plan Performance Matrix.

 Section 6: Payments

     Termination for Reasons Other Than Death or Retirement - In the event of termination of employment for reasons other than death or retirement, the participant, at the discretion of the committee, may forfeit all unpaid incentive awards.

     Management will reserve the right to deny an award to any participant. Such action will be due to the failure of the participant to properly perform during the year. While it is expected that this type of action would be rare, there may arise situations where the rewarding of a cash bonus would inappropriately reinforce bad behavior and poor performance.

Section 7: Incentive Compensation Plan Operating Rules
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      BEFORE THE BEGINNING OF EACH PLAN YEAR, THE COMMITTEE MAY REVIEW AND
REVISE, IF DESIRED, PART II: OPERATING RULES OF THE PLAN FOR THE YEAR THEN BEGINNING. THE OPERATING RULES SHALL INCLUDE THE FOLLOWING:

a)       IDENTIFICATION OF PARTICIPANTS SELECTED FOR PARTICIPATION IN THE PLAN

b) The method for determining the amount of the total bonus to be paid to plan participants, including the Incentive Bonus Plan Performance Matrix.

c) Schedules and formulas for determining the amount of the incentive compensation awards to plan participants for the plan year then beginning, including threshold, target and maximum performance measures and the percentage of bonus award determined by corporate, unit/department/branch and individual performance. Participants must be informed at or before the plan year of the manner in which performance will be evaluated.

d) Other administrative and procedural rules which the committee considers appropriate.

     After approval by the committee and the board of directors, management shall, as soon as practical, inform each of the participants under the plan and the board of directors, of the operating rules for the plan year then beginning.

Section 8: Performance Progress Reporting

      The Human Resource Director will be responsible for communicating attainment of goals during the course of the plan year so that participants may evaluate their performance relative to goals throughout the year. Data from internal and external sources are to be made available to plan participants, the committee, and the board as soon as practical.

Section 9: Amendment or Termination of Plan

     The committee, with concurrence of the board of directors, may terminate, amend, or modify this plan at any time. The termination, amendment, or modification of the plan shall in no way affect a participant's right to unpaid incentive compensation awards under this plan.

Section 10: Other Considerations

Right of Assignment - No right or interest of any participant in the plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment - The receipt of an award under this plan shall not guarantee any employee any right to continued employment; the right to dismiss any employee is specifically reserved to the organization. The receipt of an award for any one year shall not guarantee an employee the right to receive an award for any subsequent year.
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Withholding for Taxes - The organization shall have the right to deduct from all payments under this plan any federal or state taxes required by law to be withheld with respect to such payments.

Salary - Salary is defined as base earnings for the year, which includes any increase in weekly rate of pay but not including any referral awards, golden nugget, taxable fringe benefits or prior bonus payments.
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CITIZENS & NORTHERN BANK
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                              Incentive Award Plan

PART II: OPERATING RULES

Section l: General

     The following Incentive Compensation Plan Operating Rules will be in effect during 2001 and until revised. These operating rules are subject to change by the committee before the start of the plan year, with the approval of the board of directors. It is anticipated that the rules will be revised only when significant changes occur in organization, operations, industry compensation practices, or other pertinent factors. Changes from year to year will be minimized in order to maintain the basic continuity of the plan.

Section 2: Incentive Bonus Plan Performance Matrix for 2001

The Incentive Bonus is first calculated based upon achievement of Annual ROA as a percentage of Peer Group Performance. The chart below will determine the Incentive Opportunity percentage of base salary from which a participant's bonus would be paid:

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
Annual ROA Achieved:                      Non-Interest Income Growth
 As a Percentage of                     % Incentive Opportunity Earned
    Peer Group              ----------------------------------------------------
    Performance                    Minimum          Target          Maximum
                                  9% or less          12%         15% or more
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
             < 90%                     0%               0%             0%
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              90%                     30%              40%            50%
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              95%                     45%              60%            75%
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              100%                    60%              80%           100%
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              105%                    75%             100%           120%
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              110%                    80%             105%           130%
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              120%                    85%             110%           140%
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         130% and above               90%             120%           150%
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

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Section 2: Participants and Performance Weighting Criteria

A portion of incentive opportunity will be based on three performance criteria:
Corporate, Unit/Department/Branch and Individual. Each of the three performance criteria will be weighted depending upon the type of job the participant performs. For example, branch manager participants shall have more of their award based on their branch (unit) and their individual performance and contributions, while less upon the corporate attainment of performance goals. The executive management will have more of their award based on corporate performance than upon individual and unit contributions.